UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2023

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hershey Drive Smiths Falls, Ontario	K7A 0A8
(Address of principal executive officers)	(Zip Code)

(855) 558-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 11, 2023, Canopy Growth Corporation (the “Company”) received written notice (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it is not in compliance with Nasdaq Listing Rule 5450(a)(1), as the closing bid price of the Company’s common shares (the “Common Shares”) listed on The Nasdaq Global Select Market has been below $1.00 per share for the 30 consecutive business days prior to the date of the Letter (the “Minimum Bid Price Requirement”). The Letter has no immediate effect on the listing or trading of the Common Shares on The Nasdaq Global Select Market. The Common Shares are also listed on the Toronto Stock Exchange. The Letter does not affect the Company’s compliance status on the Toronto Stock Exchange.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days from the date of the Letter, or until January 8, 2024 (the “Compliance Period”), to regain compliance with respect to the Minimum Bid Price Requirement. The Letter states that in order to regain compliance with the Minimum Bid Price Requirement, the closing bid price of the Common Shares listed on The Nasdaq Global Select Market must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the Compliance Period. In addition, if the Company chooses to implement a reverse stock split, it must complete the reverse stock split by no later than ten business days prior to the expiration of the Compliance Period in order to regain compliance.

If the Company fails to regain compliance with the Minimum Bid Price Requirement during the Compliance Period, the Company may be eligible for an additional 180-day compliance period to demonstrate compliance with the Minimum Bid Price Requirement if it elects to transfer to The Nasdaq Capital Market. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards of The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. However, if the Company does not qualify for the second 180-day compliance period or fails to regain compliance with the Minimum Bid Price Requirement during the second 180-day compliance period, Nasdaq will notify the Company of its determination to delist the Common Shares from such exchange, at which point the Company will have an opportunity to appeal the delisting determination to a hearings panel.

The Company intends to actively monitor the closing bid price of the Common Shares listed on The Nasdaq Global Select Market during the Compliance Period and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. In this regard, the Company intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission for the Company’s annual general and special meeting of shareholders expected to be held on September 25, 2023 (the “Annual Meeting”), which, among other things, will include a proposal to amend the articles of incorporation, as amended, of the Company to effect a share consolidation (commonly known as a reverse stock split) (the “Share Consolidation”) on the basis of a ratio to be determined by the Company’s board of directors, in its sole discretion, within a range of one post-consolidation Common Share for every five to 15 outstanding pre-consolidation Common Shares at any time prior to September 25, 2024 (the “Share Consolidation Proposal”).

There can be no assurance that the Company’s shareholders will approve the Share Consolidation Proposal at the Annual Meeting, that the Share Consolidation, if implemented, will increase the market price of the Common Shares at all or in proportion to the reduction in the number of Common Shares outstanding before the Share Consolidation. Even if the Share Consolidation causes an increase in the price of the Common Shares, there can be no assurance that any such increase will be maintained for any period of time.

While the Company is exercising diligent efforts to maintain the listing of its Common Shares on The Nasdaq Global Select Market, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANOPY GROWTH CORPORATION

By:	/s/ Judy Hong
Judy Hong
Chief Financial Officer

Date: July 14, 2023